Exhibit 5.3

December 21, 2018	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

TransCanada Corporation

450 – 1 Street S.W.

Calgary, Alberta, Canada, T2P5H1

Ladies and Gentlemen:

We hereby consent to the references to this firm under the caption “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-228848) of TransCanada Corporation dated the date hereof.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.